Exhibit 99.1

June 17, 2016

Dear Ceres Collaborator,

I am pleased to inform you that on June 16, 2016, Ceres, Inc. (“Ceres”) entered into a merger agreement with Land O’Lakes, Inc. (“Land O’Lakes”). In the next two weeks, Land O’Lakes, through a wholly-owned subsidiary (“Purchaser”), expects to commence a tender offer to acquire all outstanding common shares of Ceres. Following a successful tender offer, Ceres would become a wholly-owned subsidiary of Land O’Lakes.

Under the proposed transaction, the combined businesses would have a leading portfolio of biotech traits, greater resources and expertise to explore traits and new technologies, such as gene editing, and a well-established market position in alfalfa and other forage crops.

As you may know, we are already working with Forage Genetics International, a wholly-owned subsidiary of Land O’Lakes, Inc., under a multi-year collaboration to develop and commercialize improved alfalfa, and we believe that by joining together we can advance Ceres’ mission of making crop production more scalable and sustainable. Land O’Lakes and its affiliated companies can bring extensive development and commercialization resources to bear for our seed products and trait technology development programs, including extensive sales and distribution channels and experience in the commercialization of biotech traits.

We intend to work towards a smooth transition and look forward to keeping you updated on the progress of the transaction as well as any potential changes that may impact our current collaboration. In the meantime, if you have any questions please feel free to contact us.

Best regards,

Richard Hamilton
President and CEO

Important Additional Information

The transaction referred to in this document will be implemented by means of a tender offer to be made by Roman Merger Sub, Inc., a wholly owned subsidiary of Land O’Lakes (the “Purchaser”). The tender offer described in this document has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the common stock of Ceres, Inc. This document is for informational purposes only. On the commencement date of the tender offer, Land O’Lakes and Purchaser, will file a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, with the SEC. At or around the same time, Ceres will file a statement on Schedule 14D-9 with respect to the tender offer. Stockholders should read those materials carefully because they will contain important information, including the various terms and conditions of the tender offer. Stockholders will be able to obtain a free copy of these documents (when they become available) and other documents filed by Land O’Lakes, Purchaser and Ceres with the Securities and Exchange Commission (the “SEC”) at the website maintained by the SEC at www.sec.gov. In addition, stockholders will be able to obtain a free copy of these documents (when they become available) at the Company’s investor relations website at http://investor.ceres.net.

Ceres Forward-Looking Statements

Statements in this communication may contain, in addition to historical information, certain forward-looking statements. Some of these forward-looking statements may contain words like “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, or other terms of similar meaning or they may use future dates. Forward-looking statements in this communication include without limitation statements regarding the planned completion of the transactions. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: statements regarding the anticipated benefits of the transactions; statements regarding the anticipated timing of filings and approvals relating to the transactions; statements regarding the expected timing of the completion of the transactions; the percentage of the Company’s stockholders tendering their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transactions may not be satisfied or waived; the effects of disruption caused by the transactions making it more difficult to maintain relationships with employees, vendors and other business partners; possible stockholder litigation in connection with the transaction; and other risks and uncertainties discussed in Ceres’s filings with the SEC, including the “Risk Factors” sections of Ceres’s Annual Report on Form 10-K for the year ended August 31, 2015 and any subsequent quarterly reports on Form 10-Q, as well as the tender offer documents to be filed by Land O’ Lakes or Purchaser and the Solicitation/Recommendation Statement to be filed by Ceres. Ceres undertakes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.